News Release

TranSwitch Corporation Announces Closing

of Common Stock and Warrant Offering and Over-Allotment Option

SHELTON, CT – April 3, 2013 – TranSwitch Corporation (NASDAQ: TXCC) today announced the completion of its previously announced public offering of 8,300,000 units, consisting of one share of common stock and a warrant to purchase 0.50 of a share of common stock, including 1,245,000 units pursuant to the exercise in full of the over-allotment option granted to the underwriter. After the underwriting discount and estimated offering expenses payable by the company, the company received net proceeds of approximately $3.7 million. Maxim Group LLC acted as sole manager for the offering.

TranSwitch intends to use the net proceeds from the offering for product development, general corporate purposes and working capital. The units described above are being offered by TranSwitch Corporation pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering was filed with the SEC on March 28, 2013 and is available on the SEC’s website at http://www.sec.gov.

In addition, on March 27, 2013, the company delivered a notice to Aspire Capital Fund, LLC (“Aspire”) terminating the Common Stock Purchase Agreement between the company and Aspire (the “Common Stock Purchase Agreement”). During the first quarter of 2013, the company received proceeds of approximately $1 million from sales of 1,250,000 shares of its common stock to Aspire, pursuant to the Common Stock Purchase Agreement. Year-to-date the company has raised a total of approximately $4.7 million through sales of its common stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Maxim Group LLC 405 Lexington Avenue, New York, NY 10174, (800) 724-0761.

About TranSwitch Corporation

TranSwitch Corporation (TXCC) provides innovative integrated circuit (IC) and intellectual property (IP) solutions that deliver core functionality for video, voice, and data communications equipment for the customer premises and network infrastructure markets. For the customer-premises market, we offer multi-standard, high-speed interconnect solutions enabling the distribution and presentation of high-definition (HD) video and data content for consumer electronics applications. We also provide a family of best-in-class communications processors. For the network infrastructure market, we provide integrated multi-core network processor System-on-a-Chip (SoC) solutions for Fixed, 3G and 4G Mobile, VoIP and Multimedia applications. TranSwitch’s customers are leading consumer electronics and telecom equipment companies around the globe. To learn more, please visit www.transwitch.com.

TranSwitch Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Source: TranSwitch Corporation

TranSwitch is a registered trademark of TranSwitch Corporation.

Contact:

TranSwitch Corporation

Robert A. Bosi, 203.929.8810 ext. 2465

Vice President and Chief Financial Officer

Or

Mary Lombardo, 203.929.8810 ext. 2254

Investor Relations